September 2014
Pricing Sheet dated September 19, 2014 relating to
Preliminary Terms No. 198 dated September 2, 2014
Registration Statement No. 333-177923
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Commodities

PLUS Based on the Performance of a Basket of Six Commodities* due September 22, 2016

*Two commodities and futures contracts on four commodities, as set forth under “Summary Terms — Basket”

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — September 19, 2014
Issuer:	JPMorgan Chase & Co.
Basket:	Basket components	Bloomberg ticker symbol	Weighting
	WTI crude oil futures contract	CL1 or CL2	27.50%
	RBOB gasoline futures contract	XB1 or XB2	27.50%
	Copper	LOCADY	12.50%
	Palladium	PLDMLNPM	10.00%
	Soybean futures contract	S 1 or S 2	16.90%
	Cocoa futures contract	CC1 or CC2	5.60%

Because each of the WTI crude oil futures contract and the RBOB gasoline futures contract makes up 27.50% of the basket, we expect that generally the market value of your PLUS and your payment at maturity will depend significantly on the performance of these two basket components.

Aggregate principal amount:	$2,656,000
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount PLUS,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity
If the final basket value is less than or equal to the initial basket value, for each $1,000 stated principal amount PLUS,
$1,000 × basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000 per PLUS

The payment at maturity is subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Risk Factors — We may accelerate your PLUS if a commodity hedging disruption event occurs” in these preliminary terms.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Leverage factor:	200%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	$1,215.50 (121.55% of the stated principal amount) per PLUS
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	September 19, 2014
Original issue date (settlement date):	September 24, 2014
Valuation date:	September 19, 2016, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — Least Performing Component Notes or Basket Notes” in the accompanying product supplement no. 2-I
Maturity date:	September 22, 2016, subject to postponement for certain market disruption events and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I.
CUSIP / ISIN:	48127DZE1 / US48127DZE11
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page

Commissions and issue price:	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per PLUS	$1,000	$20(2)	$975
		$5(3)
Total	$2,656,000.00	$66,400.00	$2,589,600.00
(1)	See “Additional Information about the PLUS — “Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $20 per $1,000 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each $1,000 stated principal amount PLUS

The estimated value of the PLUS on the pricing date as determined by JPMS was $960.60 per $1,000 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 2-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the PLUS” in the accompanying preliminary terms.

Preliminary terms no. 198 dated September  2, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214006638/e60355fwp.htm

Product supplement no. 2-I dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

Prospectus supplement dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

September 2014 Preliminary Terms No. 198 Registration Statement No. 333-177923 Dated September 2, 2014 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Commodities

Terms continued from previous page:
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (component return of each basket component × weighting of each such basket component)]
Component return:	(final component price – initial component price) / initial component price
Initial component price	With respect to each basket component, the component price of that basket component on the pricing date, which was $92.41 for the WTI crude oil futures contract, $2.6114 for the RBOB gasoline futures contract, $6,868.50 for copper, $823.00 for palladium. 957.00¢ for the soybean futures contract or $3,259.00 for the cocoa futures contract
Final component price:	With respect to each basket component, the component price of that basket component on the valuation date
Component price:

With respect to WTI crude oil futures contracts, on any relevant day, the official settlement price per barrel on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “CL1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “CL2” <Comdty>) on that day

With respect to RBOB gasoline futures contracts, on any relevant day, the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending (“RBOB gasoline”) on the NYMEX of the first nearby month futures contract for RBOB gasoline, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “XB1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “XB2” <Comdty>) on that day

With respect to copper, on any relevant day, the official cash offer price per tonne of copper Grade A on the London Metal Exchange (the “LME”) for the spot market, stated in U.S. dollars, as determined by the LME (Bloomberg symbol: “LOCADY” <Comdty>) on that day

With respect to palladium, on any relevant day, the official afternoon fixing price of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars per troy ounce gross, as determined and quoted on the LPPM (Bloomberg symbol: “PLDMLNPM” <Comdty>) on that day

With respect to soybean futures contracts, on any relevant day, the official settlement price per bushel of deliverable-grade soybeans on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract, stated in U.S. cents, as made public by the CBOT (Bloomberg symbol: “S 1” <Comdty>), provided that if that day is after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract (Bloomberg symbol: “S 2” <Comdty>) on that day

With respect to cocoa futures contracts, on any relevant day, the official settlement price per metric ton of deliverable-grade cocoa beans on the ICE Futures U.S. (the “ICE”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE (Bloomberg symbol: “CC1” <Comdty>), provided that if that day is after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract (Bloomberg symbol: “CC2” <Comdty>) on that day